                                   ASSET
                            PURCHASE AGREEMENT

PARTIES:

     This Agreement is made and entered into as of the 1st day of April, 1997, by and between XENOTECH, INC. and XENOTECH RENTS, both of 7344-7348 Bellaire Avenue, North Hollywood, California 91605, both California corporations (hereinafter collectively referred to as the "Seller"). RICHARD HART of 528 Erskine Drive, Pacific Palisades, California, 90272 (the "Stockholder"), and BALLANTYNE OF OMAHA, INC., 4350 McKinley Street,
Omaha, Nebraska 68112, a Delaware corporation (the "Buyer").

RECITALS:

     A. Stockholder is the Owner of all of the issued and outstanding capital stock of Seller.

     B. Seller owns certain Assets which it uses in its business for the design, manufacture, marketing, distribution, leasing, and sale of lighting equipment.

     C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of such assets, and substantially all of the business of Seller, subject to the assumption of certain liabilities of the Seller, upon the terms and conditions of this Agreement.

AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

I.   DEFINITIONS

     For all purposes of this Agreement, the following terms shall have the following definitions:

     A. "Accounts Receivable" shall mean all open, unpaid invoices and unapplied credit memos of Seller's business as of the date of the Closing, subject to a bad debt reserve which currently is Sixteen Thousand Four Hundred Thirty-three Dollars ($16,433) and which shall be adjusted at the date of the Closing. A true and correct list of Accounts Receivable items as of February 28, 1997, specifically identifying any accounts or amounts in dispute, is attached hereto as Exhibit 1.

     B.  "Assumed Liabilities" shall mean:

          1. All open purchase orders of Seller pertaining to its business; provided, however, that Buyer shall not assume any open purchase orders for equipment, parts or supplies entered into after February 28, 1997, not in the ordinary course of business. A true and correct list of such current Purchase Orders is attached hereto as Exhibit 2.

          2. All obligations of Seller under existing lease agreements pertaining to the lease of lighting equipment to Seller's customers; provided, however, that Buyer shall not assume any obligations of Seller under lease agreements or arrangements entered into after February 28, 1997, not in the ordinary course of business. A true and correct list of such current Lease Agreements is attached hereto as Exhibit 3.

          3. All liabilities in connection with the debt obligations of the Seller to California United Bank, N.A., under that certain Business Loan Agreement dated May 16, 1996, and under certain Promissory Notes dated May 16, 1996, in the amounts of $100,000, $200,000, and $375,000, and the corresponding liabilities of the Stockholder for such debts under that certain Commercial Guaranty Agreement dated May 16, 1996. The unpaid principal balance of said loans as of February 28, 1997, is $288,410.67.

          4. All express Warranty obligations (as defined herein) on any lighting equipment sold or leased by Seller. True and correct copies of Seller's Warranty Agreements are attached hereto as Exhibit 4.

          5. Seller's liabilities and obligations under that certain Lease Agreement and Addendum thereto with Stockholder, with respect to its current facilities located at 7344-7348 Bellaire Avenue, North Hollywood, California 91605, a copy of which is attached as Exhibit 14 attached hereto.

         6. All of the liabilities of Seller as set forth on its Balance Sheet dated February 28, 1997, except as otherwise specifically excluded herein.

         7. Notwithstanding any other provision contained herein, Assumed Liabilities shall not include:

             a. Any federal, state or local income, sales, use, franchise, or any other tax payable with respect to the Purchased Assets, or operations of Seller for any period prior to the Closing date,

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                 including, but not limited to any sales taxes, interest and penalties pertaining to Seller's unresolved sales tax dispute with taxing authorities in the State of California, in excess of $100,000, except: (i) income taxes for the fiscal year ended March 31, 1997; (ii) accrued liability of Seller for all current taxes that are set forth on the Balance
                 Sheet dated February 28, 1997; and (iii) all taxes accrued by Seller during the month of March 1997 in the ordinary course of business.

             b. Any liability or obligation related to any Assets of Seller not being purchased by Buyer.

             c. Any liability or obligation of Seller arising in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

             d. Any liability or obligation arising prior to the Closing with respect to any of Seller's employees, agents or independent contractors, whether or not subsequently employed by Buyer.

             e. Any claim or injury to person or property occurring prior to the date of Closing of any nature whatsoever in connection with the business or operations of Seller, or relating to any products sold by Seller.

             f. Any liability or obligation arising out of any breach by Seller and/or Stockholder of any provision of any agreement, contract or other commitment.

             g. Any liability or obligation, including accrued interest, from the Seller to the Stockholder, including, but not limited to, the loan payable to Stockholder in the amount of $306,814.51, plus accrued interest as shown on the Balance Sheet.

             h. Any liabilities other than those expressly assumed by Buyer hereby.

     C. "Balance Sheet" shall mean the unaudited Balance Sheet of Seller as of February 28, 1997, a copy of which is attached hereto as Exhibit 5, which Balance Sheet has been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Said Balance Sheet is a consolidated Balance Sheet of Xenotech, Inc. and Xenotech Rents.

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     D.  "Contract" shall mean any of Seller's open agreements, leases, contracts, purchase orders, sales orders, or other commitments that shall exist as of February 28, 1997, a true and correct list of all of which is attached hereto as Exhibit 6, and those entered into thereafter by Seller in the ordinary course of business.

     E. "Fixtures and Equipment" shall mean all of the tooling fixtures, workbenches, shelving, computers, machinery and all other equipment and fixtures owned by Seller, a true and correct list of which is attached hereto as Exhibit 7.


     F. "Inventory" shall mean all of Seller's inventories held for resale or lease in the ordinary course of Seller's business to its customers, and all of the raw materials, work in process, spare parts, finished products, wrapping, supply and packaging items, and similar items which together aggregate the amount listed as Inventory on Seller's Balance Sheet, as adjusted to date of Closing in the ordinary course of business. This term shall also include all rights to any equipment that would be a part of Seller's Inventory held for resale or lease, except that it is in the possession of third parties such as dealers, resellers, lessees, or end users, if any, which belong to Seller and which do not constitute Accounts Receivable. A list of Seller's Inventory and loan and lease inventory is attached hereto as Exhibit 8.

     G. "Purchase Assets" shall mean all of the following Assets as of the date of the Closing pertaining exclusively to Seller's business, except those Assets specifically excluded herein:

          1. All cash, bank accounts, liquid assets, and all other bank deposits of Seller.

          2.  All Accounts Receivable;

          3.  All Contract rights of Seller;

          4.  All Fixtures and Equipment;

          5.  All Inventory;

          6.  All Books and Records of Seller pertaining to the Purchased
     Assets;

          7. All trademarks, trade names, patents, patent applications and interests thereunder, licenses, including patent licenses, copyrights and copyright licenses pertaining to the Purchased Assets, a true and correct list of which is attached hereto as Exhibit 9;

          8. All invention processes, know-how, formulas, drawings, blueprints, specifications, flow-sheets, manuals, data, trade secrets, plans, files, software relating to machining programs, and all other intangible Assets of any nature whatsoever; and

          9. Any and all other assets of any kind or nature whatsoever related exclusively to the assets and business of Seller, except any assets specifically excluded herein.

     H. "Warranty" shall mean all warranty obligations of Seller, pertaining to any lighting equipment sold or leased by Seller, which are based on express warranties only. Buyer does not assume any liability with respect to any implied warranty or any liability which shall be in the nature of personal injury or property damage or other consequential damages, except as stated herein.

     I. "Financial Statements" shall mean the Balance Sheet and all other exhibits and representations herein containing financial information pertinent to the Purchased Assets.

II.  SALE OF ASSETS

     A. At Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer the Purchased Assets, free and clear of all liabilities, obligations, liens, security interests and encumbrances of any kind, except those liabilities expressly assumed by Buyer herein.

     B. At Closing, Buyer agrees that it will accept and assume the Assumed Liabilities.

     C. At Closing, Buyer shall wire transfer the Purchase Price to Seller's bank account.

III.  CLOSING

     The Closing of the sale (the "Closing") shall take place at Seller's offices on or before April 30, 1997, but shall be effective as of April 1, 1997. At the Closing, Seller shall deliver to Buyer such bills of sale, endorsements, assignments, and other good and sufficient instruments of transfer and conveyance as shall be effective to vest in the Buyer good and marketable title to the Purchased Assets as provided in this Agreement.

IV.  PURCHASE PRICE

     The Purchase Price shall be Seven Hundred Fifty Thousand Dollars
($750,000).

V.  ALLOCATION OF PURCHASE PRICE

     Buyer shall allocate the Purchase Price among the Purchased Assets in such manner as it shall determine. Such allocation shall be made at or prior to the date of Closing. Such allocation shall be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be binding upon Buyer and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes, and tax purposes). Buyer and Seller also each agree to file IRS Form 8594 consistent with the foregoing and in accordance with Section 1060 of the Code.

VI.  FURTHER ASSURANCES

     From time to time, at Buyer's request, whether at or after the Closing and without further consideration, Seller and Stockholder will execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer reasonably may require more effectively to convey and transfer to Buyer any of the Purchased Assets.

VII. PAYMENT OF SALES AND SIMILAR TAXES

     Buyer will pay all sales, transfer, and documentary taxes, if any, payable in connection with the sale, transfer, and deliveries to be made to Buyer hereunder.

VIII.  EMPLOYEES OF SELLER

     It is Buyer's intention to retain in the employment of Buyer all of the employees of Seller at the present rate of compensation of such employees; provided, however, that such expression of the Buyer's intention shall not be construed as imposing any binding legal obligation on the Buyer to retain any employee or employees of Seller in the employ of Buyer upon and after the Closing, nor as to the terms of such employment.

IX.  EMPLOYMENT OF STOCKHOLDER

     A. Buyer shall employ Stockholder effective immediately upon the Closing of the transactions herein contemplated. Stockholder shall be employed by Buyer for a term of five (5) years at an annual base salary of One Hundred Sixty Thousand Dollars ($160,000), and additional compensation in the form of a Bonus Plan, the terms of which have been agreed upon by Buyer and Stockholder. Stockholder shall be employed by Buyer in the capacity of Vice President in charge of a new division of Buyer which shall be comprised of the business and assets of Seller being purchased hereunder by Buyer. At Closing, Buyer and Stockholder shall enter into a written Employment Agreement in the form and of the content of Exhibit 10, attached hereto, the terms and conditions of which are incorporated herein by this reference.

     B. In consideration of Stockholder entering into the Employment Agreement referenced in subparagraph A above, Buyer shall grant to Stockholder the right and option to purchase Fifteen Thousand (15,000) shares of the common stock of Buyer, pursuant to Buyer's 1995 Stock Option Plan, and on the terms and conditions set forth in the Stock Option Agreement attached hereto as Exhibit 11 (the "Stock Option Agreement"), the terms and conditions of which are incorporated herein by this reference. At Closing, Buyer and Stockholder shall execute the Stock Option Agreement.

X.   GUARANTY OF ACCOUNTS RECEIVABLE

     At the Closing, Seller and Stockholder shall execute and deliver to Buyer a Guaranty in the form set forth as Exhibit 12 hereto (the
"Guaranty"), under the terms of which Seller and Stockholder shall unconditionally guarantee that all indebtedness represented by the Accounts Receivable of Seller as of the Closing date (less Seller's reserve for doubtful accounts not to exceed Sixteen Thousand Four Hundred Thirty-three Dollars ($16,433)) will be paid by the respective debtors to Buyer. In the event such net indebtedness is not paid on or before one hundred eighty (180) days after the Closing date, Seller and/or Stockholder shall within ten (10) days following receipt from Buyer of notice to such effect make payment to Buyer of an amount in cash equal to the difference between the amount collected by Buyer and the net receivables as shown on the Balance Sheet, whereupon Buyer shall promptly assign or cause to be assigned to Seller and/or Stockholder (as the case may be) all rights, claims, actions or causes of action which Buyer may have relating to such unpaid receivables.

XI.  REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER

     Seller and Stockholder represent, warrant and covenant to and with Buyer as follows:

     A. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to conduct its business as it is presently being conducted and to own, sell and convey its properties and Assets.

     B. Copies of Seller's Certificate of Incorporation and all amendments thereof to date, certified by the Secretary of State of California, and of Seller's Bylaws as amended to date, have been delivered to Buyer and are complete and correct as of the date of this Agreement. At the Closing, Seller shall deliver to Buyer a Certificate of Good Standing certified by the Secretary of State of California.

     C. Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms.

     D. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in (1) a violation of or a conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Seller, (2) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Seller is a party, which breach or default would have a material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby, or (3) a violation by Seller of any statute, rule, regulation, ordinance, code, order, judgement, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby.

     E. Seller knows of no and has not been informed of any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity which is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except the approval of Seller's Board of Directors.

     F. Neither Seller nor any affiliate of Seller has entered into or will enter into any contract, agreement, arrangement, or understanding with any person or firm which will result in the obligation of Buyer or any Stockholder to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     G. Seller currently has and will have and will transfer to Buyer at Closing, good and marketable title to all of the Purchased Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, charges, encumbrances, restrictions and equities, except those mortgages, pledges, liens, security interests and other liabilities expressly assumed by Buyer hereunder.

     H. Except as described in Exhibit 15, there are no material actions, suits, claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened against or affecting the Purchased Assets, at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality.
Prior to the Closing, either (1) Seller shall have resolved the matters disclosed in Exhibit 15, or (2) Buyer and Seller shall agree as to how such matters will be handled.

     I. The Assets being purchased hereunder by Buyer constitute all of the Assets of Seller.

     J. Other than as set forth in this Agreement or the Exhibits hereto, there are no material liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Purchased Assets. Unless consented to by Buyer in writing, no liabilities have been or will be incurred since February 28, 1997, except in the ordinary course of business. Seller has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements except (i) those arising after the date of the Balance Sheet which are in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and
(ii) as and to the extent specifically described in the Schedules hereto.

     K. Seller has disclosed to Buyer all facts known by Seller to be material to the Assets to be acquired by Buyer pursuant to this Agreement. No written representation or warranty by the Seller in this Agreement or any written statement or certificate furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact known to Seller, or omits or will omit to state a material fact known to Seller necessary to make the statements contained therein not misleading. During the period from the date of this Agreement to the Closing date, Seller represents and covenants that its business shall in all respects continue to be operated only in the ordinary course. Seller shall give prompt notice to Buyer with respect to any material changes in the operation of the business and any matter or event which comes to Seller's attention and which, if it had occurred as of the date hereof, would constitute a material breach of the representations and warranties of Seller contained in this Agreement.

     L. All tangible personal property, Equipment, Fixtures and Inventories included within the Purchased Assets or required to be used in the ordinary course of Seller's business are in good, merchantable, or in reasonably repairable condition and are suitable for the purposes for which they are being used. No value in excess of applicable reserves has been given to any Inventory with respect to obsolete or discontinued products. All of the Inventories and Equipment, including Equipment leased to others, are well maintained and in good operating condition.

     M. All Financial Statements provided to Buyer pursuant to this Agreement and all Exhibits hereto are accurate in all material respects; and all other financial data relating to the Purchased Assets given by Seller to Buyer was accurate in all material respects as to what it was represented to be when given to Buyer.

     N. The Accounts Receivable reflected in the Balance Sheet and all Accounts Receivable arising after the Balance Sheet date through Closing arose from bona fide transactions in the ordinary course of business and to the best of Seller's knowledge and belief are valid and collectible within the limit of the stated bad debt reserve.

         O. Seller warrants that the products which it manufactures do not violate or infringe upon any valid patent, trade secret or proprietary rights of others and that Buyer may continue to manufacture such products without violating any patents, trade secrets or proprietary rights of others, or of Seller. Seller shall defend any action brought against Buyer based upon a claim that any of such items infringe upon a patent, trade secret or other proprietary right. Seller further agrees to indemnify Buyer and hold Buyer harmless from any or all of judgments, decrees, costs or expenses resulting from such action.

         P. Seller is not a party to any collective bargaining agreement. There are no controversies between Seller and any of its employees which might reasonably be expected to materially adversely affect the conduct of its business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened relating to its business, and there are not any organizational efforts presently being made or threatened involving any of Seller's employees. Seller has not received notice of any claim that Seller has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that Seller is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

         Q. Seller is not a party to any contract of employment, either expressed or implied, with any of its existing employees.

         R. The execution and delivery of this Agreement to Buyer and the consummation of the transactions contemplated hereby have been duly authorized by Seller's Board of Directors.

         S. Exhibit 16 sets forth a complete and correct list and description of all of the policies of liability, property, workers' compensation, and all other forms of insurance or bonds carried by Seller for the benefit of or in connection with the Purchased Assets and the business of Seller.

         T. All representations and warranties contained in this Article XI shall be construed as being made jointly and severally by Xenotech, Inc., Xenotech Rents, and Stockholder.

XII.     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         A. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and Assets.

         B. Copies of Buyer's Certificate of Incorporation and all amendments thereof to date, certified by the Secretary of State of Delaware, and of Buyer's Bylaws as amended to date, have been delivered to Seller and are complete and correct as of the date of this Agreement.

         C. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

         D. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in (1) a violation of or a conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Buyer, (2) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party, which breach or default would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby, or (3) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby.

         E. Buyer knows of no and has not been informed of any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity which is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except that Buyer is required to file an 8-K report with the Securities Exchange Commission within fifteen (15) days after Closing.

         F. Neither Buyer nor any affiliate of Buyer has entered into or will enter into any contract, agreement, arrangement, or understanding with any person or firm which will result in the obligation of Seller or Stockholder to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         G. The execution and delivery of this Agreement to Seller and the consummation of the transactions contemplated hereby have been duly authorized by Buyer's Board of Directors.

XIII.    COVENANTS OF SELLER, STOCKHOLDER, AND BUYER

         Seller covenants with Buyer and Buyer covenants with Seller as follows:

         A. Seller shall assign to Buyer all transferable manufacturer, supplier or contractor warranties or guaranties respecting any of the Purchased Assets.

         B. Effective upon the Closing of the transactions contemplated hereby, Seller shall no longer use, in any respect, the name or terms "Xenotech," "Xenotech, Inc." or "Xenotech Rents" without the express written consent of Buyer. Within six (6) months after Closing, Seller shall either be dissolved or shall change its corporate name to a name which bears no resemblance to the name "Xenotech," "Xenotech, Inc." or "Xenotech Rents," and thereafter shall never use a name or names which shall be similar to such name or names.

         C. Seller shall not use, in any respect, the name, terms, or items listed in Exhibit 9 hereto without the express written consent of Buyer.

         D. Except as otherwise requested by Buyer, and without making any commitment on its behalf, Seller will use its best efforts to preserve its business intact; and preserve for Buyer the goodwill of the suppliers, customers, and others having business relations with Seller prior to Closing. Until the Closing, Seller shall not acquire any capital assets. In addition, until Closing, Seller shall make no purchases or sales of Inventory items, or enter into any contract or transaction, without the consent of Buyer in writing, except in the ordinary course of its business. Further, Seller has not and shall not make any distributions or payments (excluding Stockholder's regular salary and the regular salaries of the employees of the Seller) between February 28, 1997, and the date of Closing, without the written consent of Buyer.

         E. Buyer and Seller shall mutually approve any public announcement and/or press release concerning this transaction. However, if a public announcement or press release is required by the SEC or a listed exchange, the other party shall give such advance notice as is reasonable under the circumstances.

XIV.     BULK SALES

         Seller agrees to cooperate with Buyer in complying with the provisions of Article 6 of the California Uniform Commercial Code -- Bulk Transfer -- relating to bulk transfers in connection with the transactions contemplated by this Agreement. If Buyer shall waive the provisions of the Bulk Sales Law, Seller and Stockholder shall indemnify and hold Buyer harmless from any damages, losses or expenses (including reasonable attorneys' fees) suffered by Buyer from any claim which may be asserted against Buyer by creditors of Seller for obligations not assumed by Buyer hereunder which result from noncompliance with the California Bulk Transfer Law. The parties agree that all necessary procedures to effect such compliance shall be performed by Seller's counsel on behalf of Buyer at Buyer's expense.

XV.      COVENANT NOT TO COMPETE

         At the Closing, Stockholder and Seller will execute a Non-Competition Agreement in the form of Exhibit 13 hereto. The effectiveness of this Agreement and of the Non-Competition Agreement will be contingent upon the execution of each other.

XVI.     ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

         A. Seller and Buyer agree that so long as any books, records and files relating to the business, Assets or operations of the Seller, to the extent that they pertain to the operations prior to the Closing date relating to the Purchased Assets, remain in existence and available, Buyer (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose with reasonable advance notice. Seller further agrees that it shall preserve and maintain all of its existing books and records relating to the Purchased Assets for a period of at least five (5) years following the date of Closing.

         B. On and after the Closing date, Seller and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

         C. Buyer will assume all express Warranty obligations, as defined herein.

XVII.    INDEMNIFICATIONS

         A. BY SELLER AND STOCKHOLDER: It is specifically acknowledged that Buyer does not assume and will not be responsible for any liabilities of Seller, except as may be expressly stated herein. Effective as of the Closing date, Seller and Stockholder shall indemnify and hold harmless Buyer against and in respect of:

              1. All liabilities and obligations of, or claims against, Seller not expressly assumed by Buyer in this Agreement, including but not limited to: all obligations of Seller not reflected on Seller's Balance Sheet dated February 28, 1997; all sales, income and other tax liabilities, except those expressly assumed by Buyer pursuant to this Agreement; all employment contracts of Seller; all employment claims against Seller, including claims of discrimination or unfair labor practices or of any other nature, whether accruing prior to or subsequent to Closing, relating to any present or former employee of Seller while he/she was an employee of Seller, and any claims of employees of Seller to have any entitlement of employment with Buyer, unless said claims are based upon an agreement pursuant to which said employees are expressly retained by Buyer after the employee has submitted an employment application to Buyer.

              2. Any damage or deficiency resulting from any material misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Seller and/or the Stockholder under this Agreement or from any material misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer under this Agreement.

              3. Any and all liabilities, claims or damages (whether or not caused by negligence), including civil or criminal fines, arising out of or relating to any of the following:

                    a. Any generation, processing, handling, transportation, storage, treatment or disposal of solid wastes or hazardous wastes by Seller, including, but not limited to, any of such activities occurring with respect to the business of Seller, the Assets purchased hereunder, or any facilities or property of Seller, and

                    b. Any releases or contamination by Seller or its predecessors, tenants, vendors, employees, or agents (including, but not limited to, any releases as declared under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended) to the extent occurring or existing prior to Closing, including, but not limited to, such releases to land, ground water, surface water, or into the air.

         B. BY BUYER: Buyer agrees that, on and after the date hereof, it shall indemnify and save and hold harmless Seller and Stockholder from and against any and all damages incurred in connection with or arising out of or resulting from (1) any material breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (2) any liability, obligation or commitment of Buyer relating in any way to the Purchased Assets or Assumed Liabilities; or (3) any claim, liability, obligation or commitment of any nature which is specifically assumed by Buyer pursuant to this Agreement.

XVIII.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer to purchase the Purchased Assets from Seller are subject to the satisfaction, on or before the Closing date, of all of the following conditions, which conditions may be waived in writing by
Buyer:

         A. The representations and warranties of Seller and Stockholder contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing date with the same force and effect as though made on and as of the Closing date.

         B. Seller and Stockholder shall have, or have caused to be, performed and observed, in all material respects, all obligations and agreements hereunder and shall have complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing date.

         C. If, prior to the Closing date, any material part of the Purchased Assets is damaged by fire, other casualty, or any cause or activity not attributable to or under the control of Buyer, Seller shall give Buyer written notice thereof and Buyer may, at its option, terminate this Agreement by written notice of such election given to Seller no later than five (5) working days after receipt of Seller's notice, and upon giving such notice, both parties shall be fully discharged from all duties hereunder and all obligations hereof. However, if Buyer shall not so elect, or if an immaterial part of the Assets is damaged, then Seller hereby assigns to Buyer all of its rights, title and interest in and to any and all insurance proceeds payable by reason of such destruction or damage to the Purchased Assets and Seller hereby agrees to pay Buyer a sum equal to the deductible amount provided in such policies to the extent necessary to correct such damage.

         D. At or prior to the Closing, Seller and Stockholder shall have executed the Non-Competition Agreement as provided in Article XV herein.

         E. There shall not have been, between the date of this Agreement and the Closing date, any materially adverse change in any of the Purchased Assets or the current operations of Seller.

         F. Seller and Stockholder shall have furnished Buyer with such certificates in form and substance reasonably satisfactory to counsel for Buyer as may be reasonably requested by counsel for Buyer to evidence compliance with the conditions set forth in this Section.

         G.   Either (1) Seller shall have resolved the matters disclosed in
Exhibit 15, or (2) Buyer and Seller shall have agreed as to how those matters that will be handled.

         H. Stockholder and Buyer shall have executed the Lease Agreement as provided in Article I herein.

         I. Seller and Stockholder shall have executed the Guaranty as provided in Article IV herein.

         J. At or prior to the Closing, Buyer and Stockholder shall have executed the Employment Agreement as provided in Article IX herein.

         K. At or prior to the Closing, Buyer, Seller, and Stockholder shall have entered into the Escrow Agreement referred to in the Employment Agreement and Non-Competition Agreement.

XIX.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

          The obligation of Seller to sell the Purchased Assets under this Agreement to Buyer is subject to the satisfaction, on or before the Closing date, of all of the following conditions, which conditions may be waived in writing by Seller:

          A. The representations and warranties of Buyer contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing date with the same force and effect as though made on and as of the Closing date.

          B. Buyer shall have, or have caused to be, performed and observed, in all material respects, all covenants, agreements and conditions hereof to be performed or observed by Buyer at or before the Closing.

          C. Seller shall have received approval from its Board of Directors for consummation of this transaction on the terms and conditions contained herein.

          D. Buyer shall have furnished Seller with such certificates in form and substance reasonably satisfactory to counsel for Seller as may be reasonably requested by counsel for Seller to evidence compliance with the conditions set forth in this Section.

          E.  Either (1) Seller shall have resolved the matters disclosed in
Exhibit 15, or (2) Buyer and Seller shall have agreed as to how those matters will be handled.


XX.       NONASSIGNMENT

          Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder, as a third-party beneficiary or otherwise.


XXI.      EXPENSES

          Except as otherwise provided in this Agreement, each party shall pay its respective expenses, taxes, charges and liabilities incurred in connection with or arising out of this Agreement, including, without limitation thereto, counsel fees, accounting fees, and other expenses related to the assignment and delivery of the Purchased Assets to Buyer.

XXII.     NOTICES

          Unless otherwise provided herein, any notices, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), as follows:

                 IF TO SELLER:          Xenotech, Inc.
                                        7344-7348 Bellaire Avenue
                                        North Hollywood, CA 91605

                 WITH COPY TO:          Michael Alan Gutenplan, Esq.
                                        10866 Wilshire Boulevard, 15th Floor
                                        Los Angeles, CA 90024-4303

                 IF TO STOCKHOLDER:     Mr. Richard Hart
                                        528 Erskine Drive
                                        Pacific Palisades, CA 90272

                 WITH COPY TO:          Michael Alan Gutenplan, Esq.
                                        10866 Wilshire Boulevard, 15th Floor
                                        Los Angeles, CA 90024-4303

                 IF TO BUYER:           Ballantyne of Omaha, Inc.
                                        Attn:  Ronald Echtenkamp
                                        4350 McKinley Street
                                        Omaha, NE 68112

                 WITH COPY TO:          Marks Clare & Richards
                                        David P. Wilson, Esq.
                                        11605 Miracle Hills Dr., Suite 300
                                        Omaha, NE 68154

or at such other address or designation as is provided by one party to the other in writing.

XXIII.    CHOICE OF LAW

          This agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions of California law).

XXIV.     SURVIVAL OF WARRANTIES AND REPRESENTATIONS

          The representations, warranties and covenants of the parties hereto contained herein, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed waived or otherwise affected by any investigation theretofore made by either party. Each and every representation, warranty and covenant of Seller, Stockholder, and Buyer and the indemnification provisions set forth in Article XV herein shall survive the Closing date and remain operative and in full force and effect as herein provided.

XXV.      ARBITRATION

          If a controversy shall exist between the parties hereto, their suc-cessors or assigns, arising under or out of this Agreement which they cannot resolve among themselves, either party to the controversy shall have the right to submit the same to arbitration in accordance with the commercial rules of the American Arbitration Association. The arbitration shall apply the law of the State of California. In addition, either party may exercise the right to have the dispute or controversy submitted to mediation prior to an arbitration. Such arbitration shall be conducted in Los Angeles County, California, with a written record kept of the proceedings. The arbitrator(s) shall prepare a written summary of findings and facts and conclusions of law upon which any award is based. The arbitrator(s), if they desire, shall have access to all books and records of the Buyer and Seller directly pertinent to this Agreement, as well as any and all other documents and things pertinent to the matter in arbitration which shall enable them to make a fair and full settlement of all matters in controversy. In addition, the provisions of California Code of Civil Procedure Section 1283.05, or any successor section thereto (allowing discovery in arbitration proceedings), shall be applicable to the arbitration. Any award made pursuant to arbitration shall be entered as a judgment by any court of competent jurisdiction on the application of any party to such arbitration. The successful or prevailing party or parties through arbitration shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or he may be entitled.

XXVI.     ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS

          This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

XXVII.  MULTIPLE COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

XXVIII. INVALIDITY

        In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

XXIX.   TITLES

        The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

XXX.    PUBLICITY

        Except as specified in Article XIII(E) hereof, neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the execution and delivery of this Agreement.

XXXI.   CONFIDENTIAL INFORMATION

        In connection with the negotiation of this Agreement, each party acknowledged that it has had access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or make use of any other such information, except to advisors, consultants, lenders and affiliates in connection with the transactions contemplated hereby or pursuant to or as required by law. If the transaction is not closed, each party shall return to the other all confidential information in tangible form, belonging or relating to the other party or provide a certificate of destruction of such material acceptable to the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, on this 8 day of April, 1997, effective as of the 1st day of April, 1997.



                                 "Seller"


XENOTECH, INC.                                 XENOTECH RENTS,
a California corporation                       a California corporation



By  /s/ Richard I. Hart                        By  /s/ Richard I. Hart
  -------------------------                      -------------------------

Title: President                               Title: President
      ---------------------                           --------------------



                                                         "Buyer"

            "Stockholder"                      BALLANTYNE OF OMAHA, INC.
                                               a Delaware corporation


  /s/ Richard I. Hart                          By  /s/ Ronald H. Echtenkamp
---------------------------------                 ---------------------------
       Richard Hart
                                               Title: Vice Chairman
                                                     ------------------------

STATE OF  Nev.     )
                   ) ss.
COUNTY OF  Clark   )


     On this 8 day of April, 1997, before me, the undersigned, a Notary Public in and for said County, personally appeared the above-named RICHARD HART, President of XENOTECH, INC., to me known to be the identical person named in and who executed the foregoing instrument and acknowledged that he executed the same as his voluntary act and deed and the voluntary and deed of said corporation.


                                              /s/ Elizabeth A. Halamka
                                             --------------------------------
      [NOTARY SEAL]                           Notary Public

STATE OF  Nev.     )
                   ) ss.
COUNTY OF  Clark   )


     On this 8 day of April, 1997, before me, the undersigned, a Notary Public in and for said County, personally appeared the above-named RICHARD HART, President of XENOTECH RENTS, to me known to be the identical person named in and who executed the foregoing instrument and acknowledged that he executed the same as his voluntary act and deed and the voluntary and deed of said corporation.


                                              /s/ Elizabeth A. Halamka
                                             --------------------------------
                                             Notary Public


                                                    [NOTARY SEAL]






STATE OF  Nev.     )
                   ) ss.
COUNTY OF  Clark   )


     On this 8 day of April, 1997, before me, the undersigned, a Notary Public in and for said County, personally appeared the above-named Stockholder, RICHARD HART, to me known to be the identical person named in and who executed the foregoing instrument and acknowledged that he executed the same as his voluntary act and deed.

                                              /s/ Elizabeth A. Halamka
                                             --------------------------------
                                             Notary Public


                                                    [NOTARY SEAL]

STATE OF  NEBRASKA     )
                       ) ss.
COUNTY OF  DOUGLAS     )


     On this 8th day of April, 1997, before me, the undersigned, a Notary Public in and for said County, personally appeared the above-named Ronald H. Echtenkamp, Vice Chairman of the Board of BALLANTYNE OF OMAHA, INC. to me known to be the identical person named in and who executed the foregoing instrument and acknowledged that he executed the same as his voluntary act and deed and the voluntary act deed of said corporation.



                                        [NOTARY SEAL]
                                                       /s/ Nancy A. Cronin
                                        ----------------------------------
                                        Notary Public